CERTIFICATE OF CORRECTION

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       INKINE PHARMACEUTICAL COMPANY, INC.



           Under Section 105 of the New York Business Corporation Law

          IT IS HEREBY CERTIFIED THAT:

          FIRST: The name of the corporation is InKine Pharmaceutical Company, Inc. (the "Corporation"). The original name under which the Corporation was formed was Panax Pharmaceutical Company Ltd.

          SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on May 27, 1993.

          THIRD: Article FOURTH of the aforesaid Certificate of Incorporation contains a typographical error referring to "Section 805-A of the BCL," which was originally intended to state, "Section 805 of the BCL."

         FOURTH:  The said Article FOURTH is hereby corrected to read:

         The aggregate number of shares with the corporation shall have the authority to issue is: (a) Seventy-Five Million (75,000,000) shares of Common Stock, all of which shall have a par value of One Hundredth ($0.0001) of a cent; and (b) Five Million (5,000,000) shares of Preferred Stock, all of which shall have a par value of One Hundredth ($0.0001) of a cent. The Board of Directors is authorized to file an amendment to the certificate of incorporation of the corporation under
         Section 805 of the BCL setting forth the designations of each series and the variations in the relative rights, preferences and limitations of each series of preferred stock without further action by the shareholders of the corporation.

IN WITNESS WHEREOF, the undersigned have subscribed this certificate of correction and hereby affirm it as true under the penalties of perjury.

Dated:   June 17, 2004                 InKine Pharmaceutical Company, Inc.


                                       LEONARD S. JACOB, M.D., Ph.D.
                                       -----------------------------
                                       By:      Leonard S. Jacob, M.D., Ph. D.
                                       Title:   Chairman of the Board, President
                                                and Chief Executive Officer

                                       ROBERT F. APPLE
                                       --------------------------
                                       By:      Robert F. Apple
                                       Title:   Secretary and Chief Operating
                                                and Financial Officer